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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13D-1(B)(C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                               (AMENDMENT NO. 6)*


                            RURAL/METRO CORPORATION
                        ---------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                  781748 10 8
                                 --------------
                                 (CUSIP Number)

                               December 31, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
----------------------                                         -----------------
CUSIP NO. 781748 10 8                                          Page 2 of 5 Pages
----------------------                                         -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Rural/Metro Corporation Employee Stock Ownership Plan
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Arizona
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     791,551 (1)
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       791,551
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   791,551
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   EP
   -----------------------------------------------------------------------------

----------
(1) Participants under the plan have voting power as to shares allocated to their account and the plan administrator has voting power as to unallocated shares and as to any shares for which participants have chosen not to vote.

----------------------                                         -----------------
CUSIP NO. 781748 10 8            SCHEDULE 13G/A                Page 3 of 5 Pages
----------------------                                         -----------------


ITEM 1.

     (a)  NAME OF ISSUER:

          Rural/Metro Corporation

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          8401 East Indian School Road
          Scottsdale, AZ  85251

ITEM 2.

     (a)  NAME OF PERSON FILING:

          Rural/Metro Corporation Employee Stock Ownership Plan

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          8401 East Indian School Road
          Scottsdale, AZ  85251

     (c)  CITIZENSHIP OR STATE OF ORGANIZATION:

          Arizona

     (d)  TITLE OF CLASS OF SECURITIES:

          Common Stock

     (e)  CUSIP NUMBER:

          781748 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Exchange Act.

     (e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

----------------------                                         -----------------
CUSIP NO. 781748 10 8            SCHEDULE 13G/A                Page 4 of 5 Pages
----------------------                                         -----------------


ITEM 4. OWNERSHIP.

     (a)  AMOUNT BENEFICIALLY OWNED: 791,551
     (b)  PERCENT OF CLASS: 5.2%
     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
          (i)  sole power to vote or to direct the vote: 0
          (ii) shared power to vote or to direct the vote: 791,551
          (iii) sole power to dispose or to direct the disposition of: 791,551
          (iv) shared power to dispose or to direct the disposition of: 0

With respect to the amount of shares set forth in items 4(c)(ii), participants under the plan have voting power as to shares allocated to their account and the plan administrator has voting power as to unallocated shares and as to any shares for which participants have chosen not to vote.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not applicable.

ITEM 10. CERTIFICATION

     Not applicable.

----------------------                                         -----------------
CUSIP NO. 781748 10 8            SCHEDULE 13G/A                Page 5 of 5 Pages
----------------------                                         -----------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


By: /s/ Barry D. Landon
    ------------------------------
    Barry D. Landon
    Trustee

Date: January 30, 2002